Exhibit 99.3

Final Transcript

Conference Call Transcript
ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Nov. 21. 2007 / 8:30AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Tom Lennox
Abercrombie & Fitch Co. — VP, Corporate Communications
Mike Kramer
Abercrombie & Fitch Co. — CFO
Mike Nuzzo
Abercrombie & Fitch Co. — VP, Finance
CONFERENCE CALL PARTICIPANTS
Randy Konik
Bear, Stearns & Co. — Analyst
Jeff Black
Lehman Brothers — Analyst
Adrienne Tennant
Friedman, Billings, Ramsey — Analyst
Janet Kloppenburg
JJK Research — Analyst
Kimberly Greenberger
Citigroup — Analyst
Jeffrey Klinefelter
Piper Jaffray & Co. — Analyst
Brian Tunick
JPMorgan Chase & Co. — Analyst
Dana Cohen
Banc of America Securities — Analyst
Lauren Levitan
Cowen and Company — Analyst
Christine Chen
Needham & Company — Analyst
Paul Lejuez
Credit Suisse — Analyst
Lorraine Maikis
Merrill Lynch — Analyst
PRESENTATION

Operator
     Please stand by. We are about to begin. Good day and welcome to the Abercrombie & Fitch third quarter earnings results conference call. Today’s conference is being recorded. (OPERATOR INSTRUCTIONS) We will open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question-and-answer session.
At this time, I would like to turn the conference over to Mr. Tom Lennox. Please go ahead, sir.

Tom Lennox — Abercrombie & Fitch Co. — VP, Corporate Communications

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
     Good morning and welcome to our third quarter earnings call. Earlier this morning we publicly released the quarterly sales and earnings release, balance sheet, income statement, and updated financial history. If you haven’t seen these materials they are available on our website.
This call is being taped and can be replayed by dialing 888-203-1112, you will need to reference the conference ID number 2580041. You may also access the replay through the Internet at Abercrombie.com.
With me today are Mike Kramer, Chief Financial Officer, Mike Nuzzo, Vice President of Finance, Brian Logan, Controller, and [Kristin Bloom], CIO. Today’s earnings call will be limited to one hour. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question, so that we can speak with as many callers as possible. Before we being, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings.
Now to Mike Kramer.

      Mike Kramer — Abercrombie & Fitch Co. — CFO
     Good morning. I would like to begin by saying that we are proud to once again post record sales and earnings.
Our financial results were excellent. Despite the tough macro environment, our business remained consistent, which speaks to the strength and the differentiation of our brand. We generated solid sales growth, gross margin expansion, and strong earnings growth. Our Company is performing very well across all of of our concepts, importantly, Abercrombie & Fitch has generated strong results for many years. This track record reflects the proper and strategic positioning of our brands, as well as our ability to execute our strategy at a very high level.
As we have said, our main focus is on building, maintaining and enhancing each of our brands. We believe this philosophy is what fundamentally sets us apart from the so-called typical teen retailer. Our business is differentiated because our customers value our brand, each of which represents a lifestyle to which they aspire. This differentiation enables us to generate high margins over the long-term.
Maintaining full price selling in each of our businesses is a critical element of the strategy. And our results in the third quarter where sales increases were challenged underscore the importance of maintaining our profit margins. Because our brands are not intended to appeal to everyone an important characteristic of our business model is that we recognize it limits how much we can grow each of our brands. The fact that we have remained disciplined in this regard is demonstrated in our consistency of strong growth in sales and profits.
I now want to discuss why we believe that we can continue to grow profitably with relatively low risk, and that we are leveraging the business to drive higher margins. While we are less than halfway to full potential from a store expansion standpoint domestically, we are increasing focus on expanding the A&F and Hollister brands on an international basis. While this approach does not diminish the confidence we have in either RUEHL or our fifth concept.
It represents our decision to invest in projects that we believe possess the highest returns on capital, while also possessing the lowest risk. For example, our international stores continued to generate exceptional sales and profits, and their high performance in the recent quarters only increases our expectations for them in the future.
The Canadian stores performed exceptionally well in the quarter, each generating more than 3 times the productivity versus its average U.S. counterpart, with significantly stronger four wall margins. Canadian cities that are currently on our hit list include Vancouver, Calgary, Toronto, Ottawa, Edmonton, Halifax, and Winnipeg.
In the U.K., the Abercrombie & Fitch London flagship generated similar sales per selling square foot as the Fifth Avenue store, which continues to perform extraordinarily well, and construction is under way for the Abercrombie & Fitch flagship in Ginza, Tokyo, Japan, for the late 2009 opening. We are also currently assessing opportunities for Abercrombie & Fitch in Milan, Copenhagen, parts of China, and for Hollister a location in London. We hope to announce another major Abercrombie & Fitch European location imminently.
In addition to pursuing growth initiatives, we are working hard to improve efficiencies, in both our sourcing and supply chain, so that we can create more operational leverage. We plan to achieve this in part by implementing systems that enable more integrated processes and analytics, thereby positioning our associates to work smarter and more efficiently.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
During the third quarter, we completed our first two phases of the IT business intelligence project, in which key data elements were loaded into the data warehouse system. Ad hoc analysis capabilities were provided to key users throughout the organization, and critical holiday reporting was moved to the business intelligence platform from a legacy platform, to improve overall performance on our current legacy transaction systems.
Also completed this quarter was the roll-out and installation of traffic counters in all of our stores. We are just beginning to collect the data for greater understanding and management of traffic and sales conversion patterns. This data will become especially useful when we anniversary the accumulation of traffic data next year.
Other IT initiatives include the new recruiting and talent management system, which was fully integrated to our corporate human resource system during the quarter. We also completed the first two phases of our identity and access management solutions, which will provide better control and provisioning of system accessibility. Over the past six months we have driven down inventory per square foot levels significantly. We attribute most of this progress to better managing commitments in the basic merchandising categories.
As a result, we are now starting to turn inventory faster. We see additional opportunity to accelerate turns over the next several quarters, as we implement the new merchandise and key item planning system, which will help optimize deliveries of fashion items or seasonal merchandise. These improvements will also accelerate inventory turns, while reducing stress to the logistics operation, and improve the use of working capital.
From a P&L standpoint, we are effectively managing the expense structure where variable components flex in-line with volume. Over the past few years, spending has fluctuated significantly. We are now at a a point where the bulk of our required investments have been made throughout the store’s organization, the home office, and distribution network. We have established a new base level of expense management, and although we are currently operating at a high operating margin, these enhancements combined with our Company’s excellent growth opportunities should enable our Company to expand operating margin levels beyond their current high levels.
Now Mike Nuzzo will discuss the financial results.

      Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Thanks, Mike. Good morning. Once again, we delivered strong financial results reflecting both top line growth and effective financial management. Most importantly from a quality of earnings perspective, we showed a meaningful increase in operating income rate in the quarter, while absorbing incremental expenses in stores, and in start-up resources for our fifth concept.
Third quarter net sales for the 13 weeks ended November 3rd, 2007 increased 13% to $973.9 million, from $863.4 million for the 13 weeks ended October 28th, 2006. Third quarter direct to consumer net sales increased 48%, to $61.3 million for the 13 week period ended November 3rd, 2007. Total company comparable store sales increased 1%. Transactions per store per week increased 3%, and average transaction value was flat for the 13 weeks ended November 3rd, 2007, compared to the 13 weeks ended November 4th, 2006.
Regionally comps were strongest in the Northeast, Canada and in the tax free impacted states, Florida and Texas. Comps were weakest in the West and Midwest regions. Third quarter gross profit rate was 66.2%, up 40 basis points compared to last year. The change in rate is attributed to a higher initial markup rate, and a lower merchandise shrink rate, partially offset by a higher markdown rate versus last year.
As in the second quarter, our strong fashion tops business contributed to both a higher overall IMU, and a higher overall markdown rate. We ended the third quarter with inventories down 15% per gross square foot at cost versus last year, consistent with the guidance provided on our second quarter earnings call. This result is attributed to owning lower levels of basic inventory compared with last year. Going forward, fourth quarter inventory per gross square foot at cost relative to last year is expected to decrease at an equal or slightly greater level than in Q3.
We continue to make progress in implementing systems and processes, to drive more optimal inventory levels, to meet our sales expectation. Source and distribution expense for the quarter as a percentage of sales increased 80 basis points to 36.5%, versus 35.7% last year. The increase in rate is partially attributed to store payroll, specifically the effect of minimum wage and management salary level increases, and to higher direct and store packaging expense rates.
Direct to consumer order processing expenses were also higher as a percentage of sales, compared with last year, since our DTC sales growth rate exceeded the total company sales growth rate. Our distribution center UPH increased 13% in the quarter, reflecting greater efficiencies in the operation of our second DC.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
For the third quarter, marketing, general and administrative expenses as a percentage of sales decreased 60 basis points to 10.7%, from 11.3% last year. The reduction in rate versus last year resulted from savings in travel, consulting, legal, and in-store marketing expense rate. We continue to expect MG&A expense to be approximately $105 million for the fourth quarter of 2007.
For the third quarter, operating income increased 15%, from $162.8 million last year to $186.6 million this year. The operating income rate as a percent of sales was 19.2%, compared to 18.9% for the third quarter last year. The company generated approximately $261 million in net cash flow from operations in the third quarter, a 39% increase over third quarter last year.
The effective tax rate for the third quarter was 38.5%, compared with 38.6% for the third quarter last year. Net income for the third quarter increased 15% to $117.6 million, from $102 million last year. Third quarter net income per diluted share increased 16% to $1.29, from $1.11 last year.
In the quarter, the Company purchased approximately 2.6 million shares of common stock in the open market, having a value of approximately $208.9 million, pursuant to the August 2005 A&F Board of Directors share repurchase authorization. The Company has approximately 2 million shares available to repurchase under the 2005 authorization, and yesterday the Board of Directors approved an extension of the stock repurchase program, authorizing the Company to repurchase up to an additional 10 million shares of common stock.
In the quarter, we opened 12 new Abercrombie stores, 50 new Hollister stores, and three new RUEHL stores. Consistent with the guidance provided on our second quarter earnings call, our fiscal 2007 square footage is expected to grow by approximately 10%, primarily through the opening of six new Abercrombie & Fitch stores, 25 new Abercrombie stores, 58 new Hollister stores, and seven new RUEHL stores.
We also look forward to introducing our Fifth Concept with the opening of four stores in January 2008. Our capital expenditure cash outlays for the third quarter of fiscal 2007 were approximately $100 million. And combined with our expectations for the fourth quarter, we project total capital expenditure levels to fall within the range of 395 to $405 million. The store refresh program remains on course and by year end, we should have positively impacted approximately 400 stores in the chain with our $60 million investment.
IT and home office infrastructure projects are also proceeding on schedule, and will be a critical element in supporting our international expansion efforts. With respect to our full fiscal 2007 guidance, we reiterate our expectation that net income per diluted share will be in the range of $3.63 to $3.67. The low end of the guidance range reflects a flat comparable store sales scenario for the fourth quarter of fiscal 2007.
As mentioned previously, fourth quarter 2006 results include incremental net income per diluted share of $0.06, resulting from an extra selling week in the fiscal 2006 retail calendar, and $0.07 resulting from the favorable settlement of tax audits. Although we enter the 2007 Christmas shopping season well positioned for success, our focus remains long-term, and most importantly we are making investments in stores, merchandise development, and administrative support infrastructure, to match our five and even 10-year growth plans.
Our brands have positioned us for global expansion, while our investments and operational improvements were will allow us to effectively execute this growth strategy. We expect the payoff for such expansion to be sustained long-term consistent increases in sales, operating income, and earnings.
We are now available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER

Operator
     (OPERATOR INSTRUCTIONS) We will go first to Randy Konik with Bear Stearns.

Randy Konik — Bear, Stearns & Co. — Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
     Thanks a lot. Can you just,- you got leverage on the quarter on 1% comp. Can you just give us some color on how you expect that, your point of leverage into what comp you need for the fourth quarter, and do you see that, given your cost structure, your infrastructure, do you see that kind of point of leverage changing in the future, and just separately, when will we see the preopening expenses for the Japan flagship hit? Will that hit in ‘08, or will it be more of an ‘09 event? Thank you.

Mike Kramer — Abercrombie & Fitch Co. — CFO
     This is Mike Kramer. I will take those. In terms of, yes, it was a phenomenal quarter in terms of leverage, and quite frankly, even with the reported results, and the leverage that you saw there of 15.2% increase year-over-year of net income on a sales growth of 12.8%, if you back out some one-time hits that we took, roughly equating to 5 to $6 million, we actually grew our bottom line, which I am going to call a quality of earnings number, 20.2%, so it was a spectacular quarter in terms of leverage. How is this going to translate into fourth quarter is going to be difficult, because we are actually anniversarying the 53rd week, which allows for some significant leverage which talks to those, I think the $0.06 we talked about earlier.
However, what I will tell you is for the year of 2007, I am shooting for operating margin expansion on flat comps. And that is all I am going to say. In terms of future after that, we do anticipate, I mean our model is built for leverage, and I am not going to talk about the sales level on which that we are going to attain that leverage.
The second question you talk about preopening for Japan, right now, the Ginza store is actually being constructed as we speak. It is still on schedule for late 2009. Most of our preopening expenses will be in late 2009.

Operator
     We will take our next question from Jeff Black with Lehman Brothers.

Jeff Black — Lehman Brothers — Analyst
     Thanks a lot. Good afternoon.

Mike Kramer — Abercrombie & Fitch Co. — CFO
     Good morning, Jeff.

Jeff Black — Lehman Brothers — Analyst
     Good morning. How should we look at CapEx next year? I know you might not be able to discuss this, but what’s the, how do we frame our thinking on the level of increase we might see, given the new concept and the investment internationally, and secondly, on RUEHL, you know, are we still talking being profitable by the end of this year, and are we going to see that growth rate accelerate on a unit basis next year? Thanks.

Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Jeff, it is Mike Nuzzo. I can take the first part of the question, then Kramer can address RUEHL. As far as CapEx, we will be disclosing our CapEx plans for 2008 on the fourth quarter call. But having said that, what I have told people in terms of a framework for thinking about it, obviously we are going to continue with our new store expansion, and that occupies anywhere from 200 million to $250 million in any given year, depending on the number of stores.
We also will continue to refresh stores, and I think we have mentioned that we had some catching up to do this year, and so we likely will be spending an amount similar to what we have been spending in the past on refresh, although it might be lower because of the catch-up work that we have done. We will continue to invest in the home office infrastructure, we talked about our IT investment. That will likely continue at a similar level next year.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
And then the real wild card I think is international expansion, and specifically flagship construction, which as you know and can imagine, the CapEx there is more substantial, much more substantial than an average store. So I think that should help you to at least frame how to think about our CapEx into next year. We have talked about the fact that it is likely not going to grow substantially, but again, I will emphasize that the wild card is the number of flagships and international opportunities that we see in the next year.

Mike Kramer — Abercrombie & Fitch Co. — CFO
     Jeff, before I start on RUEHL, I will also add to that, saying that at the end of the next quarterly earnings call we will give more flavor, with regards to obviously our CapEx into next year, but probably more importantly to you, is really more about more of a short term look in terms of our approach internationally.
Let’s talk about RUEHL and I am so glad you asked the question. Because I know it is on the front of a lot of people’s minds, that I’ve got good news and okay news with regards to RUEHL. The good news is is that RUEHL reached profitability on a four wall basis in the month of August. Now, before you get too excited, obviously the month of August is a very high productive month for us because of Back-to-School.
But what it does show is is it does show how we have been able to move the P&L, particularly the cost structure, in getting us in-line with a profitability at a roughly a range of 16 stores. Keep in mind, we have targeted a lot of our P&L to a critical mass of 25 to 30 stores, so this is extreme improvement in terms of the glide path.
Now, the not so good news or the okay you news is that on a top line basis it is not performing as well as what we would like. If we continue on with regards to the likes that we have seen in the last couple of months into Q4, we do not anticipate profitability in Q4. Now it will be very close.
The impact to our P&L from a negative pressure perspective will be nominal. So the intent here was to actually get RUEHL to a place to where it wasn’t a negative impact on our P&L, and I think that we have achieved that. Now again, we are still very bullish on this brand. I think people forget that some of our other brands took a long time to really come out of the chute, and we believe there is a niche here, and RUEHL actually fills that niche. Hopefully, the information I was able to give you today gave you some light and confidence in terms of the brand.

Operator
     We will go next to Adrienne Tennant with FBR.

     Adrienne Tennant — Friedman, Billings, Ramsey — Analyst
     Good morning and congratulations on a very, very tough environment. My first question, my question really is on the IMU side, where is the upside coming from, and how sustainable is that? When should we think about that anniversarying itself? Thank you.

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     We in the quarter got upside in IMU in a couple different ways. First, we talked about running a substantial tops business, which inherently carries a higher IMU. We also got benefit from our London store, which because of the price points, provides some benefit to our IMU.
Will this continue? Well, again, I think that our focus is on obviously driving improvement in the cost of goods. We continue to talk about maintaining a status quo for gross margin go forward, but again, we have shown historically that we have been able to grow our gross margin, and again, you know, we are very optimistic about what we have seen on the IMU side, and in the total gross margin part of the business.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     I want to add to that a little bit in terms of the IMU. It really speaks to some of our opening comments in terms of our international expansion, our focus. IMU was impacted by our London store by 10 basis points. That is huge, guys. One store on a 3.7, $3.8 billion company, 10 basis points in terms of IMU. So you can see how excited I am as CFO, in terms of what the international business as it grows to higher percentage of our business does to that operating margin expansion that I am shooting for.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call

Operator
     We will go next to Janet Kloppenburg with JJK Research.

     Janet Kloppenburg — JJK Research — Analyst
     Hi, Mike. Hi, everyone, congratulations.

      Mike Kramer — Abercrombie & Fitch Co. — CFO
     Good morning, Janet.

     Janet Kloppenburg — JJK Research — Analyst
     Good morning. Just a couple of questions. First of all, on RUEHL, can you discuss your strategies to bring a greater level of sales consistency and profitability to the business in ‘08? And with respect to Concept 5, if you could talk about whether or not that will be additive, incremental, or neutral, or possibly or hurt your earnings next year. And lastly, on the comment you just made about IMUs from the London store, and how much it helped, how should we be thinking about that comparison in ‘08? Thanks very much.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     There was a lot in that question.

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Maybe I can add on. Kramer had addressed the RUEHL question. Let me just add on a few points. We had talked about achieving IMU parody in RUEHL with the other brands and we achieved that on a much smaller store base than what we had originally targeted. We also talked about lowering operating costs in the store, and we have achieved that as well, especially in the area of payroll. We talked about developing a smaller footprint, and we have done that, and we feel obviously that is going to help us in depreciation and rent expense for the go-forward stores.
As you know, Janet, we launched a website. We are selling handbags and fragrance, and we will expand that to total product in January. And all of these items have positioned us not only for improvement in profitability in 2007, but will be a strong component of the business, and the success of the business into 2008. And you know, you said it. We just have to deliver on the top line.
And the important thing that I want you guys to also take away, is that we are also as maniacally focused about sustaining the long-term position of this brand, as we are with all of our brands. So we are not going to make silly decisions just to achieve profitability. You can push IMU to the point where the product quality suffers. You can reduce operating expenses to the point where the customer experience suffers. And we are not going to do that, and not doing that is going to be important for not only today but into the next couple years with RUEHL.

     Mike Kramer —Abercrombie & Fitch Co. — CFO
     And this RUEHL conversation actually ties in nicely to your question with regards to Concept 5. I mean, keep in mind that strategically we have always positioned a portion of our cost structure to develop new growth initiatives. And we have quite a few of them. That is what allows us to be able to flip levers to be able to control our cost structure. Because it allows for discretionary expenses.
RUEHL obviously for the last three years has been a negative pressure to our P&L to the tune of I think first year we quoted $30 million loss, last year, around a 21 to $22 million loss. With our improvement that we have seen in RUEHL, it accounts for some room year-over-year, in terms of negative pressure in terms of other growth initiatives. And Concept 5 will fit that bill for us. Concept 5, year one, will be a negative pressure to our P&L. It will be a loss year one.

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
We are not going to talk about the amount, but suffice it to say, we are not going to let it impact our efforts to expand our operating margin. Keep in mind, one of the words that you hear or phrases that you hear, nonstop throughout our script, is risk-free, risk-free, risk-free. With regard to these two new concepts, RUEHL and Concept 5, we are looking at opening 12 to 15 a year, until we actually see the momentum that actually gives us the confidence to accelerate that. And this is a Company that will always take a look at growth initiatives.

Operator
     We will go next to Kimberly Greenberger with Citigroup.

     Kimberly Greenberger — Citigroup — Analyst
     Great. Thank you. Congratulations on a nice quarter. I was wondering if you could talk to us just strategically about inventory. I know you are not ready to give any guidance for the quarter for 2008, but it sounds to me like from your comments that with your new IT system, the expectation is that we will continue to see declines in inventory per square foot, in-line with your desire to improve turns, and I was wondering if you see a multi-year opportunity in that.
And then just secondarily, the international opportunity sounds really terrific, and I am just wondering if there is an opportunity potentially to get a little more aggressive with your store openings internationally? Obviously, real estate selection is critical to success, and no one would recommend reckless expansion, but one store ever couple of years seems like maybe a very conservative approach. Can you comment on that? Thanks.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     I will let Mike take the first part of that question.

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Kimberly, on the inventory strategy, we do have internal targets for our inventory position and whether you measure it in turns or in days inventory outstanding, we are not going to share them with you.
But what I can tell you is that, and it os obvious from the statistics, there is still considerable opportunity to improve our inventory position, and you mentioned about it potentially being a multi-year opportunity. Absolutely. And I think obviously we have talked about the systems that we put in place. To not only manage our basics inventory, which I think we have done a pretty good job on lately, but also go forward to really gauge the fashion buys to relate to our sales expectations.
So not necessarily driving the fashion buys down all the time, it is simply measuring them against our sales expectations, and making sure we are as accurate as we can be. But I will also mention that we are not going to go back to the way it was, where we stripped the stores of important inventory levels, and you would walk into a store, and there would be empty wall base, you would lack size integrity. We are simply not going to go back to those days, just to achieve some sort of inventory target that the finance team thinks is appropriate.
We have presentation demands. The presentation in the store is a strategic advantage for us, and we are going to inventory the stores to support that strategy. So again, you know, obviously we have given you some guidance for the balance of the year, I think we will continue to see improvement into the next year. But I just want to make sure that our expectations are tempered with the way that we run the business.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Kimberly, I am so glad that you asked that question. In fact, people are going to think we planted that question, in terms of accelerating international expansion. Because as I said in the script, we are refocusing our efforts there, in terms of more of a proportion of our efforts, in terms of capital investment and gross square footage expansion. Yes, opening one store every two years seems somewhat very conservative, but keep in mind, that until we actually reach a level of confidence we were trying to be conservative, and I think we have definitely reached that level of confidence.

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
I would say over the last three to six months, we have definitely reached that level. I have got some news for you that will probably be your headline for your analyst reports, in terms of one of the factors that gives us confidence. Our Fifth Avenue store is annualizing to over $100 million in sales. Of which, more than 50% is international business. We have also highlighted the same trend in a lot of our high tourist locations throughout the United States.
Obviously the success that we have seen in Canada, the success that we have seen in London, which I told you what the New York store is from a total dollar perspective, and we have also said that on a dollars per selling square foot, London is beating Fifth Avenue. All this combined with a direct-to-consumer, the list that we have seen when we put brick and mortar, really give us the confidence to really focus more efforts in terms of our international expansion. As you said, lead times are very long. We have been really focusing for probably the last four months, in terms of really nailing down some sites.
So I think imminently, in the next three to six months, you are going to see us talking more candidly about some of the sites that we have locked and loaded, with regards to our international expansion. We believe not only Abercrombie & Fitch, but Hollister, as well as Abercrombie and Kids, are going to be a huge growth vehicle for us internationally. And as we have said, our international business is highly accretive to us, so this is huge growth, low risk, highly accretive.

Operator
     We will go next to Jeff Klinefelter with Piper Jaffray.

     Jeffrey Klinefelter — Piper Jaffray & Co. — Analyst
     Hey, guys. Congratulations on a great performance! Two quick questions. Mike, just following up on international, which I also think is a very good question.
In terms of your growth, you have talked in the past at our conference and at other events about the differences in expansion of Hollister versus Abercrombie, the differences between the various European markets, mall versus non mall, could you go into that a little bit more. As well, it seems Hollister, there may be an opportunity to go more mall based across Europe, what maybe is a little faster growth. Are there some differences between these concepts in that respect.
My other question is just on this domestic current environment or maturing fashion cycle, what we would call it, tops versus bottoms. Any dynamics there that you could call out, in terms of how you are maintaining this stable comp trend despite the traffic volatility?

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Yes, I will take the first part of that question. The international opportunity or the strategy if you will for our brands A&F and Hollister are completely different.
Abercrombie & Fitch which is actually perceived as iconic and aspirational globally than even here domestically, which is almost scary, is it really affords for us to actually take a look at this more in terms of flagship oriented, high profile oriented locations throughout Europe, Japan, and Asia. Again, it is going to be higher volume, lower number of units, and to maintain that aspirational nature with regard to that brand.
Hollister has not reached yet the iconic status but it is well on its way. Because of the price point positioning, we believe that this will be a much more of a mall-based, just like you are seeing here domestically, and yes you hit it on the head that a mall based even in Europe will be able to accelerate our growth more faster, than we do with the Abercrombie & Fitch high profile flagship strategy.
Now over the last quarter, Mike Jeffries spent a week in Europe. And he did not spend it in London, Paris, the bigger cities. He went out to what we call the average markets throughout Europe, and took a look at the retail patterns, what is available there from a retail perspective, the malls if they exist, to really take a look at, and try to understand the European shopper, and really try to understand how deep could we penetrate from a Hollister perspective.

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
We obviously have some idea in terms of flagships for A&F in terms of the demographics, if you will, but Hollister was a question, and we are very excited about what Mike came back with, and the opportunity for us to grow significantly in the Hollister brand in Europe is huge. It is significant. So we are really excited about it.

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Jeff, on your question about the domestic environment and sort of the trend, tops, bottoms, you know, we are pretty happy with where we are positioned. You know, obviously as we have talked about and as other retailers have talked about, there is not a driving trend in denim, but having said that, our denim business in the third quarter, you know, it didn’t knock the cover off the ball, but it certainly didn’t disappoint, and it improved from where it had been earlier in the year. Shorts business was exceptional in the third quarter, and then in the tops categories, the big three continue to be graphics, fleece and knits, and they continue as you alluded to, to drive the business.
I would also mention that we have very positive, a very positive outlook on the accessories and the fragrance business, and you are probably familiar with our Obsession initiative that we are doing at Hollister. So given in general, a difficult environment and people are talking about a looming recession, and concerns about consumer spending, we can’t be more happy with obviously our whole product mix, how it is being received and frankly, I just want to say that we are not willing to give up on our customer base at this point by any stretch, and again, we continue to be very happy with what we have seen.

Operator
     We will go next to Brian Tunick with JPMorgan.

     Brian Tunick — JPMorgan Chase & Co. — Analyst
     Yes, good morning, guys.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Good morning, Brian.

     Brian Tunick — JPMorgan Chase & Co. — Analyst
     I guess just sort of following up on that, I am trying to remember the last quarter where the Abercrombie adult business outcomped Hollister, and I am sure some of obviously the Abercrombie adult business comp came from the flagship, New York City store. What are you guys saying internally about what is happening in Hollister for the weakness, particularly in the Juniors business, and what are some of the plans to sort of re-invigorate the Hollister comp?

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Brian, Hollister, you know, to give you a feel for the third quarter, the weakness in the Hollister business was in bottoms, and particularly Betties denim. And again, you know, we talked about the denim business. We talked about the lack of a strong fashion drive in denim. So Hollister was weaker in that area. But I got to tell you, you know, looking at the other aspects of Hollister, we are very excited. I mean, again, you are talking about a business that $540 a square foot, with a potential that we feel the potential to grow well beyond that. We were up 2% in transactions per store per week in the quarter.
We opened new stores that are on par, in terms of productivity with our existing store base. We are doing product expansions. We talked about the sessions program. We have got a big fragrance line called SoCal that is out in the store.
And again, just to throw out some other statistics that makes us optimistic, our international Internet business in Hollister is up over 100% in the quarter. So you know, again, we are absolutely thrilled about where we are with Hollister today, and especially with the expansion opportunities that we have, both domestically and internationally.

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     And I will just add to that in terms of, just kind of layering on to some of the things that Mike Nuzzo has said is, we are a must-have brand, and to a large degree, we are more immune, if you will, to some of the macroeconomic pressures that a lot of other retailers are seeing. But in terms of the must-have brands, what people need to buy, they are coming to us. So in Back-to-School and Christmas, that is when you really see the true health of our business, and it is the periods between that are much more difficult to forecast, and quite frankly, Mother Nature has a huge impact to that.
Guys, we really did see a very good Back-to-School, subsequent to that, we have actually seen warmer than normal weather. And towards the latter part of Q3, we actually started to see Mother Nature help us out, in terms of the long sleeve business, and it really came through. So we are very excited about what we see, layered on with a lot of things that Mike has talked about in terms of even the shrink that we saw last year in Hollister, the negative likes that you saw last year in Hollister, so we are pretty excited about what is ahead of us.

Operator
     We will go next to Dana Cohen with Banc of America.

     Dana Cohen — Banc of America Securities — Analyst
     Hey, guys. Thank you. Couple of questions. One is, just the other line was up versus the prior year, just what was that driving it? Second, given the inventory control and the systems initiatives, should we be thinking the opportunity on gross margin go forward is going to be less IMU and really more markdowns, as the systems start to really kick in?
And then third, you mentioned that you think you are behind a number of the investment items. I just wonder if you could repeat that on the expense line, and so do we think we are at the point where the selling expense can start to follow the significant improvements you have seen in MG&A?

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Dana, I will work backwards on your questions. When we said investment, I think we were referring to the CapEx investment in the stores for the refresh program, that we had gotten behind over the last couple years, and we are making up for that in the current year.
As far as your question about inventory control and whether we could see improvement in the gross margin that is driven more by markdown, more optimized markdown situations, as opposed to IMU, I can’t really give you a definitive piece of guidance on it. I can tell you we are pushing on both, and we have told you to not model long-term improvement in gross margin. But again, we have talked about opportunities. We have talked about the international front that is providing some substantial opportunity for us, so that is about the best I can give you there.
As far as the other line item, roughly half of that is from the taking in of income from the aging of gift cards, and the other half is associated with a currency exchange rate benefit, primarily from our British Pound denominated account. Again, our philosophy is to try to minimize the effect of currency rate fluctuation, so at any given point we will look at various hedging approaches, and I can tell you that in this case, the result of that approach and that process was a small relatively non-material benefit in the other line item.

Operator
     We will go next to Lauren Levitan with Cowen and Company.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Good morning, Lauren.

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call

     Lauren Levitan — Cowen and Company — Analyst
     Good morning. Couple questions for you. First, related to international. We can see the opportunity for that to be both accretive and a major growth driver. I am wondering, you reference that we might hear an announcement soon about an additional European opening. Is there a chance that any of these stores would actually open in ‘08, and how about any additional international websites in ‘08?
And then separately, on cash use, given the refresh program you are stating is largely behind in some of these system and initiatives, should we expect any different approach, in terms of the minimum balance that you would like to maintain, Mike, and any change at all in the prioritization of where share repurchase falls into that excess use of cash? Thanks very much.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     With regards to the international expansion, with some of the sites imminent, will there be a 2008 opening? Yes. We are hoping so. We believe that we can impact the latter part of 2008, and again stay tuned, over the next couple months and we will let you know there.
With regards to the cash balance, our position really hasn’t changed in terms of the dollar amount that we want, and as well as the prioritization of repurchases. The prioritization of our repurchases has been paramount. It has been #1 with regards to after we reinvest back in the business, and I think that our Board indicate authorizing 10 million more, also speaks to our bullishness with regards to the future of this Company. Mike, do you have anything to add?

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     No.

Operator
     We will go next to Christine Chen with Needham & Company.

     Christine Chen — Needham & Company — Analyst
     Thank you. Congratulations on a good quarter! Wondering if you could talk a little bit about the shrinkage, was it predominantly concentrated on improvements at Hollister, or was it consistent over over the concepts and is there room for more improvement? Regarding Hollister, wondering if there is any discrepancy in the performance of stores in A versus B malls?

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     As far as the shrink benefit goes, it is primarily related to the Hollister stores. Last year, we started a soft sensor program, replace the hard clunky sensors that take a long time to remove, and it was an effort to quicken the transaction time. And we did that.
We experienced a sharp increase in shrink, and we obviously went back to the old sensoring technology for the first quarter of this year. So we are anniversarying that completely in the fourth quarter, and to some extent in the third quarter, which provided us some benefit.
And your next question was about Hollister performance in A versus B malls, is that right?

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Yes.

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
     Yes, I mean, I guess we are not seeing, in terms of those malls’ performance relative to how they historically performed, we are not seeing any difference. Obviously, we have got some Hollisters in very high profile malls that attract a tourist, and in many cases an international tourist, and I think we have talked about those malls performing quite well over the quarter. But for the most part, there hasn’t been a significant difference, or it hasn’t been a significant variance in performance from historical trends in those malls.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     The variance is really primarily within all of our brands have been more geographic versus tiered.

Operator
     We will go next to Paul Lejuez with Credit Suisse.

     Paul Lejuez — Credit Suisse — Analyst
     Hey, thanks, guys.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Hey, Paul.

     Paul Lejuez — Credit Suisse — Analyst
     Couple of questions. Can you talk about fashion tops, what percentage of the business was that this year versus last year? Where do you expect it to be next year?
Second, any clue you can give us into what it costs you to open flagship internationally on a per square foot basis? Kramer, I thought you mentioned 5 to $6 million in one-time items this quarter? Can you just remind us what that was?

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     [Do you want to take the tops?]

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Yes, Paul, I am not going to give you exact percentages but I can tell you that the fashion tops business has grown as a percent of total business this year. You know, we have had a strong tops business for the last couple years, but — so the difference wouldn’t be as substantial as you might think it would be.
But it has grown as a percentage of the business. And it has grown particularly in the women’s fashion area, and in fleece, which you think about more in a basic, but we have driven fleece to what I would call a more fashion oriented fleece business in all of the brands, primarily in the female categories.
In terms of the cost to open internationally or our, obviously our flagships are, in terms of CapEx, are more expensive on a dollar per square foot basis. I am not going to go into how much they are. But I think that it is going to be relatively consistent with what we have seen on Fifth Avenue.
And in terms of the Hollister international expansion, again, they are going to be more mall-based. I think you will see a little bit of an increase on a cost per square footage basis, but not significantly.

Thomson StreetEvents	www.streetevents.com	Contact Us	14

©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
If you are talking about preopening costs, the preopening costs, if you will, really just occur preopening rent. Those timeframes can be different, depending on the build schedule, depending on the local authorities, in terms of allowing us to go forward, as well as there is preopening cost with regards to labor.
And again, usually our preopening costs with regard to labor will be longer on our first store into the market, as we newly enter a market, learning the cultures, and we don’t really have any resources there to draw upon, so it is a little bit longer than our second and third, as we start to penetrate more fully into the market. But those are the key drivers of any of our preopening costs. I am not going to talk about specifics.
In terms of the 5 to $6 million of one-times, there are two things that fell into that category. One was we wrote-off some of our Christmas packaging that was not up to our standards. And we took a conservative approach from a P&L perspective, wrote these off, and we are taking a look at what we can do to recover some of that. But again, some of the Christmas packaging was not up to our standards, and we take our branding very seriously here.
The second piece here has really increased expense in terms of the hard sensor tags. As you know, last year we went to the soft sensor tag program, and it is basically reinvesting back in them, and roughly $2 million related to that was over our normal run rate. And again, what I wanted to do was give you guys more of a quality of earnings excluding these one-time items.

Operator
     We will go next to Lorraine Maikis with Merrill Lynch.

     Lorraine Maikis — Merrill Lynch — Analyst
     Good morning. You spent a lot of time in the call talking about the international opportunity. Could you also just refocus us on your store targets for Hollister, and the kids business domestically, and if that has changed given the recent sales performance? Thank you.

     Mike Nuzzo — Abercrombie & Fitch Co. — VP, Finance
     Well, let me answer it this way. Absolutely not hasn’t changed based on our recent sales performance. Our businesses are very strong and anything alluding to otherwise is kind of comical, in my opinion.
Our store strategy with regards to Kids and Hollister domestically is consistent to how it has been. You know, we are taking a look in terms of the Kids stores, we are taking a look at those malls that actually have the adult brand. There is a high correlation in terms of the sales performance of our kids with adults so we can predicate basically what the sales volumes there are. So it is somewhat risk-free.
And then in terms of Hollister, again, you know, we have indicated that this is an 800 plus store chain. We have a hit list that accommodates for that without going lower, without negatively impacting our hurdle rate, which is very high. So our domestic strategy continues on.

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Wanted to add to that, that that there are some great malls that we have opened in recently for Kids stores, Burlington, Melania, Natick Fashion Show. Hollister, although we have got over 400 stores in Hollister, there are still some prime locations that we look forward to being in, and have gone in recently, Westchester, South Shore, Boca, so domestically we are very excited about opportunities for expansion for Kids and Hollister.

Operator
     And this will conclude our question-and-answer session. I would like to turn the conference over to Tom Lennox for any additional or closing comments.

     Tom Lennox — Abercrombie & Fitch Co. — VP, Corporate Communications

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Nov. 21. 2007 / 8:30AM ET, ANF — Q3 2007 Abercrombie & Fitch Co. Earnings Conference Call
     That will be it. Thanks for calling in. Have a Happy Thanksgiving!

     Mike Kramer — Abercrombie & Fitch Co. — CFO
     Bye, now.

Operator
     This does conclude today’s conference. Thank you for your participation. You may now disconnect.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.